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                                                                Exhibit No. 99.1

                        TRUSTEE'S STATEMENT OF COMPLIANCE

I, Kevin Pennant, acting on behalf of The Bank of New York (the "Trustee"), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated as of June 21, 2002, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Series 2002-1 Trust (AOL Time Warner Inc.) during the period from January 1, 2005 to December 31, 2005.

Date: March 22, 2006

                            THE BANK OF NEW YORK, as Trustee of

                            CABCO SERIES 2002-1 TRUST
                            (AOL TIME WARNER INC.)

                            By: /s/ Kevin Pennant
                              ----------------------------
                              Name: Kevin Pennant
                              Title: Assistant Vice President